Exhibit 99.1

P.F. CHANG’S SECOND QUARTER REVENUES GROW 28%

SCOTTSDALE, ARIZONA (June 30, 2004) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today that revenues increased 28% to $175.3 million for the second quarter ended June 27, 2004 from $136.6 million in the second quarter of 2003. Sales at the company’s P.F. Chang’s China Bistro units accounted for $152.5 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $22.8 million of consolidated revenues.

Comparable store sales at the Bistro increased 2.3% for the second quarter of 2004 as compared to the second quarter of 2003. The increase was the result of customer traffic growth as well as a price increase of approximately 1% implemented at the beginning of the second quarter of 2004. Comparable store sales increased 3.7% for the five-week period ending May 2nd, 2.0% for the four-week period ending May 30th and 0.9% for the four-week period ending June 27th.

During the second quarter of 2004, the company opened two new Bistro units (Wichita, KS and Burbank, CA) and six new Pei Wei units (Tulsa, OK; Mesa, AZ; Austin, TX; Colorado Springs, CO; Kingwood, TX; and Katy, TX).

The company intends to release its second quarter earnings results on July 21, 2004 at approximately 7:00 am ET. A conference call will be held later that same day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfchangs.com

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro combines high-quality, traditional Chinese cuisine with attentive service and a high-energy, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.	(602) 957-8986

Media:	Laura Cherry	laurac@pfchangs.com
Investor:	Kristina Cashman	kristinac@pfchangs.com

P.F. Chang’s China Bistro
Supplemental Sales Information
Year of Unit Opening (1)

	Pre-1998	1998	1999	2000	2001	2002	2003	2004	Total
Units	13	10	13	16	13	14	18	8	105
Sales (000)
1Q04	21,930	15,815	19,467	24,629	19,831	18,613	25,687	4,151	150,123
2Q04	21,590	15,521	19,510	24,498	19,170	17,940	24,999	9,290	152,518
2004	43,520	31,336	38,977	49,127	39,001	36,553	50,686	13,441	302,641
Average Weekly Sales (AWS)
1Q04	129,761	121,654	115,188	118,409	117,347	102,268	109,773	101,238	115,302
2Q04	127,753	119,392	115,446	117,777	113,429	98,574	106,835	97,784	112,477
2004	128,757	120,523	115,317	118,093	115,388	100,421	108,304	98,825	113,860
Year-Over-Year Change in AWS
1Q04	2.5%	0.4%	3.6%	6.0%	5.4%	3.5%	-23.8%	—	1.2%
2Q04	1.0%	-0.2%	2.5%	3.1%	3.2%	4.2%	-15.0%	—	-0.7%
2004	1.7%	0.1%	3.0%	4.5%	4.3%	3.9%	-17.8%	—	0.2%
Year-Over-Year Change Comp Store Sales (2)
Units	13	10	13	16	13	14	2	—	81
1Q04	2.5%	0.4%	3.6%	6.0%	5.4%	6.8%	—	—	4.0%
2Q04	1.0%	-0.2%	2.5%	3.1%	3.2%	4.8%	-13.7%	—	2.3%
2004	1.7%	0.1%	3.0%	4.5%	4.3%	5.5%	-13.7%	—	3.1%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner
Supplemental Sales Information
Year of Unit Opening (1)

	2000	2001	2002	2003	2004	Total
Units	1	4	11	17	11	44
Sales (000)
1Q04	888	2,356	6,040	9,130	1,256	19,670
2Q04	877	2,254	5,861	8,924	4,902	22,818
2004	1,765	4,610	11,901	18,054	6,158	42,488
Average Weekly Sales (AWS)
1Q04	68,328	45,318	42,236	41,311	41,862	42,855
2Q04	67,464	43,350	40,983	40,381	44,161	42,255
2004	67,896	44,334	41,610	40,846	43,672	42,531
Year-Over-Year Change in AWS
1Q04	2.3%	-1.4%	4.8%	-21.2%	—	-4.1%
2Q04	4.3%	0.6%	2.4%	-23.0%	—	-6.1%
2004	3.3%	-0.4%	3.6%	-22.1%	—	-5.2%
Year-Over-Year Change Comp Store Sales (2)
Units	1	4	11	3	—	19
1Q04	2.3%	-1.4%	4.2%	—	—	2.3%
2Q04	4.3%	0.6%	2.4%	-2.8%	—	1.8%
2004	3.3%	-0.4%	3.2%	-2.8%	—	2.1%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes comparable in the eighteenth month of operation.